Exhibit 99.1

Stock Yards Bancorp Reports Record Earnings for the Fourth Quarter 2018 of $14.7 Million or $0.64 Per Diluted Share

Net Income for 2018 Increases 46% to a Record $55.5 Million or $2.42 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 24, 2019--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the fourth quarter and year ended December 31, 2018. Total revenue, comprising net interest income and non-interest income, increased to $41.5 million for the fourth quarter of 2018 from $38.4 million for the fourth quarter of 2017. Net income for the fourth quarter of 2018 rose to $14.7 million or $0.64 per diluted share from $4.9 million or $0.22 per diluted share for the fourth quarter of 2017.

(dollars in thousands, except per share data)	4Q18	3Q18	4Q17	Twelve Months Ended December 31,
				2018	2017
Net interest income	$29,912	$28,521	$27,029	$114,416	$103,653
Provision for loan losses	-	735	900	2,705	2,550
Non-interest income	11,576	11,426	11,407	45,346	44,499
Non-interest expenses	24,565	21,781	27,048	89,509	90,420
Income before income tax expense	16,923	17,431	10,488	67,548	55,182
Income tax expense	2,265	3,555	5,542	12,031	17,139
Net income	$14,658	$13,876	$4,946	$55,517	$38,043
Net income per share, diluted	$0.64	$0.60	$0.22	$2.42	$1.66
Net interest margin	3.84%	3.79%	3.65%	3.83%	3.64%
Efficiency ratio	59.12%	54.43%	69.54%	55.92%	60.61%
Common Equity Tier 1 risk-based capital	13.00%	12.61%	12.57%	13.00%	12.57%
Annualized return on average assets	1.78%	1.75%	0.63%	1.76%	1.25%
Annualized return on average equity	16.23%	15.67%	5.80%	16.00%	11.61%

Key factors affecting the Company's performance for the fourth quarter of 2018 included:

  The loan portfolio increased 6% year-over-year, helping drive interest income 20% higher on a comparable quarter basis, while total deposits increased 8% in support of this growth;
  Net interest margin rose 19 basis points compared with the same quarter of 2017, reflecting loan growth over the past year, higher yields on loans and an increase in non-interest bearing deposits;
  Credit quality metrics, which have remained at historically solid levels, improved further in the fourth quarter;
  The Wealth Management and Trust Group continued to grow, although that growth moderated somewhat in the fourth quarter due to the stock market decline; and
  The effective tax rate declined consistent with federal income tax reform legislation enacted on December 22, 2017; net income for the fourth quarter of 2017 also reflected a non-cash charge of $5.9 million or $0.25 per diluted share to revalue the Company's net deferred tax asset.

"We are pleased to report another quarter and year of record earnings," said James A. (Ja) Hillebrand, Chief Executive Officer. "Beyond lower tax rates in 2018, our results underscore solid operational performance in many aspects of our business platform, including lending, credit quality, deposit growth, wealth management, and margins. These factors combined to produce a strong increase in pre-tax income for the fourth quarter. This momentum continues to validate our confidence in the Company's long-term strategies – to diversify our revenue sources across three attractive markets – and helps strengthen our foundation for future growth. Additionally, these strong fundamentals position us to pursue new expansion opportunities, like our pending acquisition of King Bancorp, which, when completed, will expand our footprint and grow our customer base in the greater Louisville area."

In December 2018, the Company announced its planned acquisition of King Bancorp, the holding company for King Southern Bank, which operates five offices – three in the greater Louisville area and two in Nelson County, approximately 60 miles southeast of Louisville. As of September 30, 2018, King Bancorp had approximately $195 million in assets, $168 million in loans, $126 million in deposits and $16 million in tangible common equity. The all-cash transaction, which is valued at $28 million and expected to close in the second quarter of 2019, enables the Company to leverage capital effectively, and management estimates it will contribute mid-single digit earnings per share accretion on a fully phased-in basis. The transaction remains subject to customary regulatory approval and completion of closing conditions. Deal costs for the Company are expected to be approximately $1.9 million, including $312 thousand recorded in the fourth quarter of 2018.

"We are pleased with the growth of our loan portfolio during 2018 across all three of our markets, especially in core categories such as commercial and industrial, as well as real estate mortgage-owner occupied commercial," Hillebrand continued. "Loan production reached a record in 2018 as we finished the year on a strong pace. However, as has been the case over the past few years, loan pay-offs masked this growth and moderated the net increase in our portfolio. While the competitive landscape remains intense, most loan pay-offs reflect opportunities our customers have for collateral sales and have not disturbed longstanding lending or business relationships. Although we cannot control the timing of loan pay-offs, we do have influence over production and our team continues to perform at high levels. Because our pipeline over the near term is encouraging and customer sentiment is favorable, we remain optimistic on loan growth in the coming year."

Hillebrand added that, as the loan portfolio continues to grow, the Company remains diligent in its conservative credit culture, as indicated by continued improvement in credit quality in the fourth quarter of 2018. Because of the strength of the Company's credit metrics and a significant recovery of a previously charged-off loan, no provision for loan losses was recorded in the fourth quarter.

"We also are pleased to note the ongoing contribution of our wealth management and trust services, which accounts for 47% of our annual non-interest income, provides a high level of diversity to our total revenue, and differentiates Stock Yards Bank & Trust from most community banks," Hillebrand continued. "With $2.8 billion of assets under management, it continues to benefit from the addition of new customer relationships. Revenue from other fee-based areas, such as debit and credit cards, along with treasury management, has helped offset an industry-wide slowdown in mortgage banking caused by rising rates and a tight housing market."

In closing, Hillebrand said, "Our record-breaking results for 2018 reflect both the Company's sound strategies and solid execution of those strategies by our team. My compliments go out to all who helped make this year great. The Company's fundamentals – lending and loan growth, margins, credit quality, sources of fee-based revenue, and cost structure – are encouraging. In addition to organic growth opportunities in the year ahead, we look forward to closing our acquisition of King Bancorp and forging new relationships with its customers. Together, these strengths position us for another solid performance in 2019, as we continue to differentiate Stock Yards from peer community banks."

Fourth Quarter 2018 Compared with Fourth Quarter 2017

Total assets increased $63.3 million or 2% to $3.3 billion.

  The increase primarily reflected ongoing growth in the Company's loan portfolio, which rose $138.6 million or 6%.

Total deposits increased $216.1 million or 8% to $2.8 billion.

  This reflected an increase in all deposit categories, especially time deposits and demand deposits.
  Core deposits, which exclude brokered deposits and time deposits greater than $250,000, represented 97% of total deposits.

Asset quality, which has remained exceptional and has trended within a narrow range over the past several years, strengthened further in the fourth quarter of 2018. While the Company is pleased with this performance, management recognizes the cyclical nature of banking and believes asset quality metrics will normalize over the long term, which will eventually result in higher provisioning for loan and lease losses.

  Non-performing loans (NPLs) were $3.4 million or 0.13% of total loans outstanding versus $7.4 million or 0.31% of total loans outstanding.
  Non-performing assets (NPAs), which include NPLs along with other real estate owned and repossessed assets, were $4.4 million or 0.13% of total assets versus $10.0 million or 0.31% of total assets.
  A net loan loss recovery of $312 thousand versus a net charge-off of $963 thousand, combined with other considerations, enabled the Company to forego a provision for loan and lease losses in the fourth quarter of 2018.
  The allowance for loan and lease losses relative to total end-of-period loans declined three basis points to 1.00% from 1.03%.

The Company remained "well capitalized" – the highest capital rating for financial institutions.

  Total equity to assets was 11.10% and tangible common equity ratio was 11.05% (tangible common equity is a non-GAAP financial measure (2)).
  Even with its strong capital position, the Company continues to consistently achieve industry-leading returns on equity due to its superior earnings' performance.
  Stock Yards Bancorp continues to pursue and consider strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. In November 2018, the Company's Board of Directors continued the higher rate of $0.25 per common share set in August 2018. With the August increase, Stock Yards Bancorp has raised its quarterly dividend rate a total of 11 times since 2013, including two increases during 2018 and each of the previous four years.
  The Company also opportunistically pursues strategic fill-in or adjacent-market acquisitions from time to time to augment organic growth and its capital allocation strategies. In December 2018, the Company announced its planned acquisition of King Bancorp, the holding company for King Southern Bank.

Net interest income – the Company's largest source of revenue – increased approximately $2.9 million or 11% to $29.9 million.

  Interest income rose $5.9 million or 20%. This increase was driven by both higher market interest rates and loan volumes.
  As anticipated, interest expense increased during the fourth quarter due to growth of deposits – primarily time deposits – resulting from a recent deposit-gathering campaign, along with higher costs on those deposits. This campaign, which began in the second quarter to help fund loan growth, together with ongoing competition for deposits, could cause funding costs to increase further.
  Net interest margin increased 19 basis points to 3.84%. This primarily reflected the positive impact of recent increases in the prime rate, which was 100 basis points higher at the end of 2018 versus the end of 2017, higher loan prepayment penalties and an increased level of non-interest bearing deposits.
  Approximately 40% of the Company's current loan portfolio is priced at variable rates, so any future rate increases will benefit this part of the portfolio. The remainder of the portfolio is priced at fixed rates. As these loans renew and new fixed-rate loans originate, pricing could be higher, but pricing will be subject to competitive conditions, prevailing interest rates and a flattening or possibly inverted yield curve.

Non-interest income increased $169 thousand or 1% to $11.6 million.

  Wealth Management and Trust remained the largest single source of non-interest income for the Company, although growth in the fourth quarter of 2018 was dampened by the recent stock market downturn and a resulting decline in the amount of assets under management.
  Higher bank owned life insurance income, reflecting receipt of life insurance proceeds, and fees from debit and credit cards were offset by lower mortgage banking income and a decline in other non-interest income due primarily to lower interest rate swap fees.

Non-interest expenses decreased $2.5 million or 9% to $24.6 million.

  The decrease primarily reflected a reduction in amortization/impairment of investments in tax credit partnerships related to the irregular timing of such opportunities, which causes corresponding expenses and tax benefits to vary widely.
  Higher compensation expense resulted from an increase in employee head count, as the Company has expanded its lending, sales and support staff, along with increased incentive compensation related to loan production and overall company performance.
  Legal and professional expense also increased due to costs associated with the Company's pending acquisition.

The Company's effective tax rate for 2018 primarily reflected lower marginal tax rates while the effective tax rate for 2017 was higher due to a charge for the remeasurement of deferred tax assets following tax reform in December 2017 that was partially offset by an increased level tax savings related to investments in tax credit partnerships.

Fourth Quarter 2018 Compared with Third Quarter 2018

Total deposits increased $196 million or 8%.

  This reflected seasonal increases in interest bearing demand deposits and money market deposits.

Asset quality remained at historically strong levels.

  NPLs declined to $3.4 million or 0.13% of total loans outstanding versus $5.0 million or 0.20% of total loans outstanding.
  NPAs were $4.4 million or 0.13% of total assets versus $6.6 million or 0.20% of total assets.
  Net loan loss recoveries were $312 thousand versus $386 thousand in charge-offs.
  Largely because of the net loan loss recovery in the fourth quarter and based on other quantitative and qualitative credit quality considerations, the Company did not provide a loan and lease loss provision; in the third quarter, the Company provided $735 thousand.
  The allowance for loan and lease losses relative to total end-of-period loans was 1.00%, unchanged from the third quarter of 2018.

Net interest income increased 5%.

  Interest income rose $2.0 million or 6%.
  Interest expense rose $592 thousand or 13%, primarily due to higher funding costs.
  Net interest margin increased five basis points to 3.84%.

Non-interest income increased 1%.

  An increase in bank owned life insurance income, reflecting life insurance proceeds, was offset by lower mortgage banking and other non-interest income.

Non-interest expenses increased 13%.

  This increase reflected primarily an increase in amortization/impairment of investments in tax credit partnerships caused by the irregular timing of such opportunities, which causes corresponding expenses and tax benefits to vary widely.
  The increase also included legal and professional expense related to the Company's pending acquisition.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2017. Additionally, these forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed acquisition of King Bancorp, Inc., including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the acquisition, as well as other statements of expectations regarding the acquisition and other statements of goals, intentions and expectations; statements regarding its business plan and growth strategies; statements regarding the asset quality of King Bancorp's loan and investment portfolios; and estimates of King Bancorp's risks and future costs and benefits, whether with respect to the acquisition or otherwise.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2018 Earnings Release
(In thousands unless otherwise noted)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Income Statement Data	2018	2017	2018	2017

Net interest income, fully tax equivalent (1)	$29,972	$27,223	$114,723	$104,446
Interest income:
Loans	$31,591	$26,068	$118,468	$99,924
Federal funds sold and interest bearing due from banks	503	532	1,307	1,330
Mortgage loans held for sale	45	46	166	191
Securities	2,865	2,452	9,832	9,454
Total interest income	35,004	29,098	129,773	110,899
Interest expense:
Deposits	4,718	1,738	13,441	5,975
Securities sold under agreements to repurchase and other short-term borrowings	142	91	992	316
Federal Home Loan Bank (FHLB) advances	232	240	924	955
Total interest expense	5,092	2,069	15,357	7,246
Net interest income	29,912	27,029	114,416	103,653
Provision for loan and lease losses	-	900	2,705	2,550
Net interest income after provision for loan and lease losses	29,912	26,129	111,711	101,103
Non-interest income:
Wealth management and trust services	5,312	5,233	21,536	20,505
Deposit service charges	1,419	1,589	5,759	6,172
Debit and credit cards	1,813	1,567	6,769	5,979
Treasury management	1,260	1,110	4,571	4,297
Mortgage banking	534	841	2,568	3,221
Loss on sale of securities available for sale	-	(263)	-	(232)
Net investment product sales commissions and fees	432	482	1,677	1,629
Bank owned life insurance	565	195	1,129	1,159
Other	241	653	1,337	1,769
Total non-interest income	11,576	11,407	45,346	44,499
Non-interest expenses:
Compensation	11,824	10,732	46,104	42,581
Employee benefits	2,452	2,595	10,098	9,987
Net occupancy and equipment	2,110	1,767	7,653	7,393
Technology and communication	2,254	2,084	8,897	7,957
Marketing and business development	908	973	3,099	2,716
Postage, printing, and supplies	397	367	1,558	1,475
Legal and professional	1,116	751	2,614	2,393
FDIC insurance	243	244	961	960
Amortization/impairment of investments in tax credit partnerships	1,179	5,277	1,237	7,124
Capital and deposit based taxes	873	1,178	3,325	3,440
Other	1,209	1,080	3,963	4,394
Total non-interest expense	24,565	27,048	89,509	90,420
Income before income tax expense	16,923	10,488	67,548	55,182
Income tax expense	2,265	5,542	12,031	17,139
Net income	$14,658	$4,946	$55,517	$38,043

Weighted average shares - basic	22,638	22,555	22,619	22,532
Weighted average shares - diluted	22,907	22,993	22,944	22,983

Net income per share, basic	$0.65	$0.22	$2.45	$1.69
Net income per share, diluted	0.64	0.22	2.42	1.66
Cash dividend declared per share	0.25	0.21	0.96	0.80

Balance Sheet Data			December 31,
			2018	2017

Loans			$2,548,171	$2,409,570
Allowance for loan and lease losses			25,534	24,885
Total assets			3,302,924	3,239,646
Non-interest bearing deposits			711,023	674,697
Interest bearing deposits			2,083,333	1,903,598
FHLB advances			48,177	49,458
Stockholders' equity			366,500	333,644
Total shares outstanding			22,749	22,679
Book value per share (2)			$16.11	$14.71
Tangible common equity per share (2)			16.03	14.63
Market value per share			32.80	37.70

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2018 Earnings Release

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Average Balance Sheet Data
Federal funds sold and interest bearing due from banks	$86,725	$159,217	$67,083	$113,088
Mortgage loans held for sale	2,140	3,213	2,549	3,545
Securities available for sale	468,856	455,727	415,069	458,956
FHLB stock and other securities	10,370	7,655	9,348	7,016
Loans	2,539,750	2,352,310	2,519,936	2,308,856
Total earning assets	3,096,931	2,959,817	2,998,526	2,872,717
Total assets	3,260,322	3,128,765	3,159,726	3,037,581
Interest bearing deposits	2,012,489	1,900,650	1,907,070	1,840,083
Total deposits	2,738,678	2,594,225	2,610,524	2,524,127
Securities sold under agreement to repurchase other short term borrowings	67,731	97,474	107,873	90,490
FHLB advances	48,287	49,583	48,766	50,300
Interest bearing liabilities	2,128,507	2,047,707	2,063,709	1,980,873
Stockholders' equity	358,293	338,368	347,041	327,798

Performance Ratios
Annualized return on average assets	1.78%	0.63%	1.76%	1.25%
Annualized return on average equity	16.23%	5.80%	16.00%	11.61%
Net interest margin, fully tax equivalent	3.84%	3.65%	3.83%	3.63%
Non-interest income to total revenue, fully tax equivalent	27.86%	29.53%	28.33%	29.88%
Efficiency ratio, fully tax equivalent (3)	59.12%	69.54%	55.92%	60.61%

Capital Ratios
Total stockholders' equity to total assets (2)			11.10%	10.30%
Tangible common equity to tangible assets (2)			11.05%	10.25%
Average stockholders' equity to average assets	10.99%	10.81%	10.98%	10.79%
Common equity tier 1 capital			13.00%	12.57%
Tier 1 risk-based capital			13.00%	12.57%
Total risk-based capital			13.91%	13.52%
Leverage			11.33%	10.70%

Loans by Type
Commercial and industrial			$833,524	$779,014
Construction and land development			255,142	214,900
Real estate mortgage - commercial investment			588,610	594,902
Real estate mortgage - owner occupied commercial			426,373	398,685
Real estate mortgage - 1-4 family residential			276,017	262,110
Home equity - first lien			49,500	57,110
Home equity - junior lien			70,947	63,981
Consumer			48,058	38,868
Total loans			$2,548,171	$2,409,570

Asset Quality Data
Allowance for loan and lease losses to total loans			1.00%	1.03%
Allowance for loan and lease losses to average loans			1.01%	1.08%
Allowance for loan and lease losses to non-performing loans			751%	337%
Non-accrual loans			$2,611	$6,511
Troubled debt restructurings			42	869
Loans past due 90 days or more and still accruing			745	2
Total non-performing loans			3,398	7,382
Other real estate owned			1,018	2,640
Total non-performing assets			4,416	10,022
Non-performing loans to total loans			0.13%	0.31%
Non-performing assets to total assets			0.13%	0.31%
Net charge-offs (recoveries)	$(312)	$963	$2,056	$1,672
Net charge-offs (recoveries) to average loans (4)	-0.01%	0.04%	0.08%	0.07%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2018 Earnings Release

	Quarterly Comparison
Income Statement Data	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17

Net interest income, fully tax equivalent (1)	$29,972	$28,590	$28,759	$27,402	$27,223
Net interest income	$29,912	$28,521	$28,674	$27,309	$27,029
Provision for loan and lease losses	-	735	1,235	735	900
Net interest income after provision for loan and lease losses	29,912	27,786	27,439	26,574	26,129
Non-interest income:
Wealth management and trust services	5,312	5,380	5,344	5,500	5,233
Deposit service charges	1,419	1,482	1,447	1,411	1,589
Debit and credit cards	1,813	1,759	1,689	1,508	1,567
Treasury management	1,260	1,151	1,113	1,047	1,110
Mortgage banking	534	712	746	576	841
Loss on sale of securities available for sale	-	-	-	-	(263)
Net investment product sales commissions and fees	432	444	397	404	482
Bank owned life insurance	565	186	191	187	195
Other	241	312	508	276	653
Total non-interest income	11,576	11,426	11,435	10,909	11,407
Non-interest expenses:
Compensation	11,824	11,607	11,703	10,970	10,732
Employee benefits	2,452	2,501	2,512	2,633	2,595
Net occupancy and equipment	2,110	1,914	1,811	1,818	1,767
Technology and communication	2,254	2,183	2,264	2,196	2,084
Marketing and business development	908	740	805	646	973
Postage, printing, and supplies	397	370	400	391	367
Legal and professional	1,116	501	504	493	751
FDIC insurance	243	238	238	242	244
Amortization/impairment of investments in tax credit partnerships	1,179	-	58	-	5,277
Capital and deposit based taxes	873	738	862	852	1,178
Other	1,209	989	979	786	1,080
Total non-interest expense	24,565	21,781	22,136	21,027	27,048
Income before income tax expense	16,923	17,431	16,738	16,456	10,488
Income tax expense	2,265	3,555	3,159	3,052	5,542
Net income	$14,658	$13,876	$13,579	$13,404	$4,946

Weighted average shares - basic	22,638	22,636	22,625	22,577	22,555
Weighted average shares - diluted	22,907	22,968	22,979	22,942	22,993

Net income per share, basic	$0.65	$0.61	$0.60	$0.59	$0.22
Net income per share, diluted	0.64	0.60	0.59	0.58	0.22
Cash dividend declared per share	0.25	0.25	0.23	0.23	0.21

	Quarterly Comparison
Balance Sheet Data	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17

Cash and due from banks	$51,892	$66,029	$44,052	$41,622	$41,982
Federal funds sold and interest bearing due from banks	147,047	54,451	10,948	15,254	97,266
Mortgage loans held for sale	1,675	2,533	2,053	4,239	2,964
Securities available for sale	436,995	550,091	574,570	598,081	574,524
FHLB stock and other securities	10,370	10,370	10,370	8,876	7,646
Loans	2,548,171	2,534,483	2,577,960	2,512,388	2,409,570
Allowance for loan and lease losses	25,534	25,222	24,873	24,203	24,885
Total assets	3,302,924	3,324,797	3,323,840	3,285,480	3,239,646
Non-interest bearing deposits	711,023	705,386	715,974	681,936	674,697
Interest bearing deposits	2,083,333	1,892,652	1,824,487	1,891,428	1,903,598
Securities sold under agreements to repurchase	36,094	53,883	58,808	67,892	70,473
Federal funds purchased and other short-term borrowings	10,247	231,344	286,460	215,233	161,352
FHLB advances	48,177	48,500	48,821	49,140	49,458
Stockholders' equity	366,500	352,980	345,515	337,702	333,644
Total shares outstanding	22,749	22,746	22,746	22,730	22,679
Book value per share (2)	$16.11	$15.52	$15.19	$14.86	$14.71
Tangible common equity per share (2)	16.03	15.44	15.11	14.78	14.63
Market value per share	32.80	36.30	38.15	35.10	37.70

Capital Ratios
Total stockholders' equity to total assets (2)	11.10%	10.62%	10.40%	10.28%	10.30%
Tangible common equity to tangible assets (2)	11.05%	10.57%	10.35%	10.23%	10.25%
Average stockholders' equity to average assets	10.99%	11.14%	10.91%	10.89%	10.79%
Common equity tier 1 capital	13.00%	12.61%	12.18%	12.16%	12.57%
Tier 1 risk-based capital	13.00%	12.61%	12.18%	12.16%	12.57%
Total risk-based capital	13.91%	13.50%	13.06%	13.04%	13.52%
Leverage	11.33%	11.40%	11.19%	11.05%	10.70%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2018 Earnings Release

	Quarterly Comparison
	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Average Balance Sheet Data
Federal funds sold and interest bearing due from banks	$86,725	$73,196	$36,985	$71,186	$159,217
Mortgage loans held for sale	2,140	2,980	2,975	2,098	3,213
Investment securities	468,856	372,251	401,369	417,708	455,727
Loans	2,539,750	2,547,474	2,540,537	2,450,703	2,352,310
Total earning assets	3,096,931	2,990,401	2,973,704	2,931,338	2,959,817
Total assets	3,260,322	3,153,406	3,132,494	3,090,891	3,128,765
Interest bearing deposits	2,012,489	1,874,853	1,846,730	1,893,256	1,900,650
Total deposits	2,738,678	2,590,156	2,548,372	2,563,185	2,594,225
Securities sold under agreement to repurchase and other short term borrowings	67,731	116,287	150,173	97,535	97,474
FHLB advances	48,287	48,612	48,929	49,247	49,583
Total interest bearing liabilities	2,128,507	2,039,752	2,045,832	2,040,038	2,047,707
Total stockholders' equity	358,293	351,376	341,637	336,570	338,368

Performance Ratios
Annualized return on average assets	1.78%	1.75%	1.74%	1.76%	0.63%
Annualized return on average equity	16.23%	15.67%	15.94%	16.15%	5.80%
Net interest margin, fully tax equivalent	3.84%	3.79%	3.88%	3.79%	3.65%
Non-interest income to total revenue, fully tax equivalent	27.86%	28.55%	28.45%	28.47%	29.53%
Efficiency ratio, fully tax equivalent (3)	59.12%	54.43%	55.07%	54.89%	69.54%

Loans by Type
Commercial and industrial	$833,524	$816,252	$855,015	$843,478	$779,014
Construction and land development	255,142	233,107	238,224	235,872	214,900
Real estate mortgage - commercial investment	588,610	630,000	622,777	590,942	594,902
Real estate mortgage - owner occupied commercial	426,373	420,098	420,999	407,733	398,685
Real estate mortgage - 1-4 family residential	276,017	274,409	277,735	272,900	262,110
Home equity - 1st lien	49,500	46,062	53,257	51,595	57,110
Home equity - junior lien	70,947	67,105	66,323	64,108	63,981
Consumer	48,058	47,450	43,630	45,760	38,868
Total loans	$2,548,171	$2,534,483	$2,577,960	$2,512,388	$2,409,570

Asset Quality Data
Allowance for loan and lease losses to total loans	1.00%	1.00%	0.96%	0.96%	1.03%
Allowance for loan and lease losses to average loans	1.01%	1.00%	0.98%	0.99%	1.06%
Allowance for loan and lease losses to non-performing loans	751%	506%	337%	197%	337%
Non-accrual loans	$2,611	$3,982	$6,422	$11,422	$6,511
Troubled debt restructurings	42	792	817	843	869
Loans past due 90 days or more and still accruing	745	212	134	-	2
Total non-performing loans	3,398	4,986	7,373	12,265	7,382
Other real estate owned	1,018	1,604	360	360	2,640
Total non-performing assets	4,416	6,590	7,733	12,625	10,022
Non-performing loans to total loans	0.13%	0.20%	0.29%	0.49%	0.31%
Non-performing assets to total assets	0.13%	0.20%	0.23%	0.38%	0.31%
Net charge-offs (recoveries)	$(312)	$386	$565	$1,417	$963
Net charge-offs (recoveries) to average loans (4)	-0.01%	0.02%	0.02%	0.06%	0.04%

Other Information
Total assets under management (in millions)	$2,765	$2,969	$2,852	$2,883	$2,809
Full-time equivalent employees	591	593	581	589	580

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity in accordance with applicable regulatory requirements, a non-GAAP disclosure. The Company provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

	Quarterly Comparison
	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17

Total stockholders equity - GAAP (a)	$366,500	$352,980	$345,515	$337,702	$333,644
Less: Goodwill	(682)	(682)	(682)	(682)	(682)
Less: Core deposit intangible	(1,057)	(1,098)	(1,139)	(1,182)	(1,225)
Tangible common equity - Non-GAAP (c)	$364,761	$351,200	$343,694	$335,838	$331,737

Total assets - GAAP (b)	$3,302,924	$3,324,797	$3,323,840	$3,285,480	$3,239,646
Less: Goodwill	(682)	(682)	(682)	(682)	(682)
Less: Core deposit intangible	(1,057)	(1,098)	(1,139)	(1,182)	(1,225)
Tangible assets - Non-GAAP (d)	$3,301,185	$3,323,017	$3,322,019	$3,283,616	$3,237,739

Total shareholders' equity to total assets - GAAP (a/b)	11.10%	10.62%	10.40%	10.28%	10.30%
Tangible common equity to tangible assets - Non-GAAP (c/d)	11.05%	10.57%	10.35%	10.23%	10.25%

Number of outstanding shares (e)	22,749	22,746	22,746	22,730	22,679

Book Value per Share - GAAP (a/e)	$16.11	$15.52	$15.19	$14.86	$14.71
Tangible Common Equity per Share - Non GAAP (c/e)	16.03	15.44	15.11	14.78	14.63

(3) - The efficiency ratio, a non-GAAP measure, equals total non interest expense divided by the sum of fully tax equivalent net interest income and non interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable.
(4) - Quarterly net charge-offs (recoveries) to average loans ratios are not annualized.

CONTACT:
Nancy B. Davis
Executive Vice President and
Chief Financial Officer
(502) 625-9176